Exhibit 99.2
Spectrum Brands Shareholder Distribution
Frequently Asked Questions

Spectrum Brands' one-time, special distribution of $1.00 per share paid to U.S. investors on September 18, 2012 to shareholders of record as of August 27, 2012, as well as its anticipated regular, quarterly distribution of $0.25 per share to be paid starting in fiscal 2013 to U.S. investors, are being reported to those shareholders on Form 1099 - DIV as a 100 percent, non-taxable return of capital pursuant to Section 301(c) of the Internal Revenue Code of 1986, as amended (the Code). This form is mailed to U.S. shareholders in January 2013 for calendar year 2012.
The Code requires U.S.-based companies to determine annual earnings and profits from which dividends are then paid. Spectrum Brands' current and accumulated earnings and profits are in a deficit balance for the fiscal year ending September 30, 2012. The earnings and profits are generally based on Spectrum Brands' specific circumstances related to its U.S. operations and are not the same as the reported global retained earnings reported in the audited financial statements.
What does return of capital mean?
It means the distribution received is not taxable to you as dividend income that would be subject to ordinary income tax rates. Instead, you must apply the amount of the distribution against the tax basis of the common share that you own. If the distribution exceeds the tax basis of the common share, you must report the excess as gain from the sale or exchange of property. Whether this gain is short term capital gain or long term capital gain will depend on the amount of time you have owned the share.
Does this mean that Spectrum Brands distributions are tax free?
No, any amount in excess of your tax basis in the share will be reported as capital gain.
How do I keep track of such adjustments?
If your stock is held by a major investment firm, that firm will generally adjust your basis in the stock automatically, but you should check to be sure. If you hold your investment directly, you are required to keep track of this basis adjustment.
How many more years will the Spectrum Brands distribution be reported as a return of capital?
That cannot be predicted as each year stands on its own and the taxable results cannot be computed until the fiscal year has closed.
Whom do I call with questions?
If you are a registered shareholder, you may contact Spectrum Brands' transfer agent: Computershare Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310, telephone number (800) 777-3694. If you hold your shares through a broker, bank or other nominee, you should contact that institution directly for more information. If you have questions regarding the tax consequences of the distribution, you should contact your personal tax advisor.